                                                                      EXHIBIT 21

                                  SUBSIDIARIES

     The subsidiaries of the Company are as follows:

        Jolly Alon Limited, a Moldovan corporation ("Hotel")
        Banca Commerciala pe Actiuni "Export-Import,"
          a Moldovan corporation ("Bank")
        Exim Asint S.A., a Moldovan corporation ("Insurance Company")